NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATIONS UNDER THE 1933 ACT.

CONVERTIBLE GRID PROMISSORY NOTE
(the "Note")

April 4, 2002

WHEREAS:

A. Fairchild International Corporation ("Fairchild") has entered into an agreement (the "Farm-in Agreement") with Olympic Resources (Arizona) Ltd. dated April 15, 2002 wherein Fairchild has been granted the right to earn an assignment of an interest (the "Interest") in certain oil and gas wells (the "Wells") to be drilled in California;

B. Patch Energy Inc. ("Patch") has agreed to loan to Fairchild up to US$70,000 (the "Loan") in order to fund Fairchild's obligations under the Farm-in Agreement on the terms and conditions set forth herein;

FOR VALUE RECEIVED, Fairchild hereby promises to pay to the order of Patch at 100 - 856 Homer Street, Vancouver, B.C. or at such other address as Patch may in writing advise Fairchild, the unpaid principal balance of all advances made by Patch to Fairchild under the Loan as recorded by Patch on the grid or grids attached hereto (the "Grid"), together with interest at the rate of 8% per annum calculated monthly.

The outstanding amount of the Loan together with all interest accrued thereon shall be due and payable as follows:

(a) on demand at any time following the drilling of the Wells in circumstances where Fairchild does not earn the Interest; or

(b) in circumstances where Fairchild does earn the Interest, Fairchild shall effect repayment by forwarding to Patch, as and when received, 75% of all revenues received by Fairchild from the operations of the Wells until such time as the Loan and all accrued interest is paid in full.

In circumstances where Fairchild earns the Interest, Fairchild shall, as further consideration for making the Loan:

(a) assign to Patch a 20% working interest in the Interest (the "20% Interest") and in this regard Fairchild shall use its reasonable best efforts to cause the 20% Interest to be transferred directly to Patch provided that, until such transfer is effected Fairchild shall be deemed to hold the 20% Interest in trust for Patch; and

(b) grant to Patch a right of first refusal to participate as to 50% of Fairchild's interest in respect of any oil and gas exploration or production opportunities Fairchild may participate in in the future.

1. Conculsiveness of Grid. The Grid shall, in the absence of manifest error, constitute conclusive proof of the amounts and dates of all advances and repayment of principal in respect of the Loan.

2. Waiver. Fairchild hereby waives presentment, demand, notice, protest, and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and assent to extensions of the time of payment or forebearance or other indulgence without notice. No delay or omission of Patch in exercising any right or remedy hereunder shall constitute a waiver of any such demand. Acceptance by Patch of any payment after demand shall not be deemed a waiver of such demand. A waiver on one occasion shall not operate as a bar to or waiver of any such right or remedy on any future ocassion.

3. Conversion. At the election of Patch (in Patch's sole discretion) upon delivery to Fairchild of written notice (a "Conversion Notice"), all of the outstanding principal amount of this Note shall be converted into common shares in the capital of Fairchild at the lesser of: (i) US$0.04 per share; or (ii) the closing bid price of Fairchild's common shares on the OTCBB on the trading day immediately preceding the date of the Conversion Notice, less a 20% discount.

4. Delivery of Share Certificates Upon Conversion. In the event that Patch elects to convert the outstanding principal as provided above, Fairchild shall deliver to Patch the common shares into which such amount is convertible hereunder within fourteen (14) days from the date of the applicable Conversion Notice.

5. Prepayment by Maker. Fairchild may, only, prepay all or any part of the amount owing hereunder with notice to, and the consent of, Patch.

6. Agreements of Patch. In the event that Patch elects to convert the outstanding principal as provided above, Patch agrees to execute such mutually acceptable documents, including a subscription agreement, as Fairchild shall reasonably request to ensure compliance with applicable laws, including U.S. federal, state and all applicable Canadian securities laws. The obligations of Fairchild to issue securities to Patch hereunder shall be contingent upon Patch's execution of such documents.

7. Applicable Law. The provisions of this Note shall be governed by, and construed and enforced in accordance with, the substantive laws of the Province of British Columbia, excluding the body of law relating to choice of laws.

8. Time. Time is of the essence of this Note.

IN WITNESS WHEREOF, the undersigned has executed this Note on the date written above.

FAIRCHILD INTERNATIONAL CORPORATION

/s/ Robert Grace

Per: _______________________________
Authorized Signatory